UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2021
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PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
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Ireland		001-35676		98-1111119
(State or Other Jurisdiction of Incorporation)		(Commission File Number)		(IRS Employer Identification No.)

77 Sir John Rogerson's Quay, Block C
Grand Canal Docklands
	Dublin 2,	D02 VK60,	Ireland
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: 011-353-1-236-2500
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(Former Name or Former Address, if Changed Since Last Report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.01 per share	PRTA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

As previously disclosed, on June 24, 2021, Prothena Corporation plc (“Prothena”) announced that Bristol Myers Squibb (“BMS”) exercised its option under the terms of the ongoing global neuroscience research and development collaboration (the “Master Collaboration Agreement”) to enter into an exclusive U.S. license for PRX005.

On July 30, 2021, Prothena entered into a U.S. License Agreement (the “Tau U.S. License Agreement”) granting BMS the exclusive license to develop, manufacture and commercialize antibody products in the United States targeting Tau (“Tau Collaboration Products”) for any and all uses or purposes with respect to any human or animal disease, disorder or condition.

The Tau U.S. License Agreement includes an upfront payment to Prothena of $80 million. Prothena will be eligible to receive regulatory and sales milestones up to $465 million upon achievement of certain developmental events, including regulatory approval, of a Tau Collaboration Product, and on BMS achieving certain annual net sales thresholds in the United States. Prothena also will be eligible to receive tiered royalties on net sales of Tau Collaboration Products, ranging from high single digit to high teen percentages, on a weighted average basis depending on the achieving of certain net sales thresholds. Such exercise fees, milestones and royalty payments are subject to certain reductions as specified in the Tau U.S. License Agreement.

Prothena is running the Phase 1 clinical study for PRX005. Pursuant to the terms of the Master Collaboration Agreement, BMS may elect to exercise its option to enter into an exclusive global license for PRX005 (“Tau Global Rights”) following delivery of the Phase 1 clinical study results. If BMS exercises its Tau Global Rights, BMS would be obligated to pay an additional exercise fee of $55 million. The Tau Global Rights would then replace the regulatory and sales milestones under the Tau U.S. License Agreement, and would increase from $465 million to $562.5 million. The tiered royalties on net sales would remain the same.

Under the Tau U.S. License Agreement, BMS will continue to pay royalties on a product-by-product and country-by-country basis, until the latest of (i) expiration of certain patents covering the Tau Collaboration Products and (ii) an agreed period of time after the first commercial sale of the Tau Collaboration Products in the United States (the “Royalty Term”).

The term of the Tau U.S. License Agreement will continue on a product-by-product and country-by-country basis until the expiration of all Royalty Terms with respect to all Tau Collaboration Products. Either party is entitled to terminate the Tau U.S. License Agreement for material breach, bankruptcy or safety reasons. Prothena is entitled to terminate the Tau U.S. License Agreement for a failure by BMS to exercise due diligence with respect to its global rights for the Tau Collaboration Products under the Master Collaboration Agreement, and for certain patent challenges by BMS. The Tau U.S. License Agreement imposes certain post-termination rights and obligations on the parties, which vary based on the reasons giving rise to the termination.

Additionally, under the Master Collaboration Agreement, BMS has options to Prothena’s programs to develop and commercialize antibodies targeting TDP-43 and an undisclosed target. For each such program, BMS may elect to exercise its option to exclusively license rights both in the U.S. and on a global basis. The exercise fees for the remaining programs are, in the aggregate, up to $270 million, and the regulatory and sales milestones are, in the aggregate, up to $1.125 billion.

The foregoing description of the Tau U.S. License Agreement is not a complete description thereof, and is qualified in its entirety by reference to the actual agreement that will be filed with the Securities and Exchange Commission as an exhibit to Prothena’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

The foregoing description of the Master Collaboration Agreement is not a complete description thereof, and is qualified in its entirety by reference to the actual agreement that is filed with the Securities and Exchange Commission as Exhibit 10.8 to Prothena’s Annual Report on Form 10-K filed February 26, 2021.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 3, 2021	PROTHENA CORPORATION PLC

		By:	/s/ Tran B. Nguyen
		Name:	Tran B. Nguyen
		Title:	Chief Operating Officer and Chief Financial Officer